Contact:      Deacon Powell

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For release May 21, 2004

HORIZON OFFSHORE REPORTS UPDATE ON GULF HORIZON

HOUSTON--(May 21, 2004)--Horizon Offshore Contractors, Inc. (NASDAQ: HOFF) today confirmed that the LB GULF HORIZON, the pipelay barge that caught fire offshore on Tuesday, May 18, will return to the United States next week. Promptly upon the barge's arrival, a damage assessment will be conducted. The origin and cause of the fire remain unknown. Although the fire appears to have extinguished itself, and the barge remains afloat, she will not enter port or be boarded until qualified personnel determine the safety of conditions on board.

Bill Lam, President and Chief Executive Officer, said, "As previously reported, all of our personnel were safely evacuated to the accompanying tow tug, which returned to the United States earlier this week without incident. The crew are understandably tired but are otherwise in good health and spirits and will return to their homes this weekend."

Lam continued, "The crew of the GULF HORIZON is to be commended. It may be some time before we know the extent of the property damage, and we may never know exactly what caused the fire, but we know without a doubt that the crew's rapid, textbook response allowed all of the personnel on board to be safely evacuated and the barge to be recovered afloat."

The GULF HORIZON was en route to Israel to perform a job for the Israel Electric Corporation Ltd.

George Reuter, Senior Vice President and Group Executive, added, "Horizon and Israel Electric intend to replace the GULF HORIZON with another barge from Horizon's fleet, and we are working together to inspect and mobilize a substitute barge in the shortest possible time. We appreciate Israel Electric's understanding and continuing cooperation."

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Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry in the U.S. Gulf of Mexico, West Africa, Southeast Asia, Latin America, and the Mediterranean. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company's substantial amount of debt, high reliance on external sources of financing, including the transaction contemplated above, and improved cash flow to meet its obligations and reduce its existing debt, resolution of the Company's outstanding claims against Pemex and others; industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; the Company's ability to obtain performance bonds and letters of credit required to secure its performance under contracts; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like "should", "expects", "believes", "anticipates", "may", "could", etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.